Exhibit 10.3
FINAL(RE V3.)
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (this “Agreement”) is entered into this 6th day of January 2006 (“Effective Date”), by and between NORTH VALLEY ENTERPRISES, LLC (“NVE”), a Nevada limited liability company with its principal place of business at 901 North Green Valley Parkway. Suite 210, Henderson, NV 89074 and ALIANTE GAMING, LLC (the “Company”), a Nevada limited liability company with its principal place of business at % Aliante Station, LLC, 2411 West Sahara Avenue, Las Vegas, Nevada 89102. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended and Restated Operating Agreement of Aliante Gaming, LLC, dated as of January 6, 2006, by and among the Company, Aliante Holding, LLC, a Nevada limited liability company (“Holding”) and Aliante Station, LLC (“Station”), in its capacity as Manager (the “Operating Agreement”). Each of NVE and the Company is sometimes referred to herein as a “Party,” and both of them, together, are sometimes referred to herein as the “Parties.”
W I T N E S S E T H
     WHEREAS, NVE is the owner of the trademarks, service marks, trade names and logos (the “Marks”) identified on Exhibit A, which are registered or the subject of applications for registration as set forth on Exhibit A as such exhibit may be amended from time to time by the parties to add or delete such marks (including, without limitation, additional marks incorporating the “Aliante” text) as are necessary or as are no longer used in the business of the Company; and
     WHEREAS, the Company wishes to use the Marks in connection with the operation of a hotel and casino and related improvements located on the property described on Exhibit B (the “Project”) ; and
     WHEREAS, NVE is willing to grant to the Company a license to use the Marks in connection with the operation of such hotel and casino; and
     WHEREAS, Holding is the sole member of the Company; and
     WHEREAS, G.C. Aliante, LLC (“GC”) and Station are the sole members of Holding.
     NOW THEREFORE, in consideration of the valuable covenants herein, the Parties agree as follows:
     1. LICENSE
          A. GRANT OF LICENSE
          NVE hereby grants to the Company a non-exclusive, non-transferable, royalty-free, limited-scope license to use the Marks in connection with the hotel and casino services and other goods and services set forth in the registrations or applications for the Marks and marketing and advertising directly related to the Project; provided, however, that nothing in this Agreement shall grant to the Company any license to use any right, title, or interest of NVE, including, without limitation, any copyright, patent. trademark, or service mark, including, without limitation, any Mark, in association with any real estate development services or any other good or service not expressly set forth in this Section 1.A. NVE shall not further license, sublicense or otherwise grant or permit the right to use the Marks to any other individual, corporation, limited liability company, partnership, trust or other entity (each, a “Person”) if such use would constitute a “Restricted Activity” within the meaning of Section 3.8 of the Operating Agreement, which is excerpted in Attachment I hereto.
          B. TERRITORY OF LICENSE
          The Company may use the Marks only in connection with the limited scope set forth in Section 1.A above in the United States, its possessions and territories, and on the Internet (provided, however, that any use on or through domain names owned by NVE shall only be acceptable after NVE’s prior written approval, in NVE’s sole and absolute discretion), and, to the extent that the Company wishes to use any of the Marks for advertising and marketing of the Project in any other countries, the Company shall promptly arrange for the filing, prosecution and protection of applications to register such Marks in NVE’s name in each such country, provided that the Company shall be responsible for, and shall properly reimburse NVE for, all reasonable fees, costs, and expenses in connection with such filings.
          C. TERM OF LICENSE
          Subject to the termination provisions of this Agreement, the term of the license shall commence as of the Effective Date and shall continue in perpetuity; provided, further, that in all instances, the Company shall have complied with the quality control provisions of Section l.D(i) below, subject to the applicable cure period set forth therein.
          D. QUALITY CONTROL
               (i) The Company shall only use the Marks in connection with respective goods and services that are of a quality which at all times comports with the requirements set forth in Section 3.l(b) of the Operating Agreement, and to make reasonably available to NVE, at NVE’s request, specimens of all materials which at the time of the request bear any of the Marks and which are being used to advertise and promote the Marks and the goods and services under the Marks. NVE shall also have the right, upon reasonable notice to the Company and during reasonable business hours, and subject to applicable laws (including Gaming Laws, as defined in the Operating Agreement), to inspect the Company’s premises to ensure that the quality of the goods and services offered in connection with the Marks is being maintained; provided, however, NVE shall use commercially reasonable steps to avoid unreasonably disrupting the Company’s business or operations.
               (ii) In the event that the Company shall fail to carry out or comply with the minimum quality standards set forth in Section 1.D(i) above and fail to cure such breach within thirty (30) days after written notice from NVE specifying the breach and, to the extent reasonably practicable, the steps necessary to cure such breach, NVE may terminate this Agreement by giving written notice to the Company.
          E. MARKING
          The Company shall indicate on all printed materials bearing the Marks that the Marks are owned by NVE and are used under license from NVE, and shall otherwise include applicable federal registration symbols and trademark notices, and any other notices and legends that may be reasonably required by NVE. The Company shall use commercially reasonable efforts to preserve the independent indicia between the Marks and any third Person’s mark (including, without limitation, any mark that incorporates the text “Station”) and take additional steps to reinstate the independent indicia in the event that such independent indicia is breached.
          F. COMPOSITE MARK; DERIVATIVE MARK
               (i) Subject to Section 1.E. above and only in the event that a unitary or composite mark consisting of a Mark on the one hand, and “Station” or “Station Casinos”, on the other hand (the “Composite Mark”), arises in connection with the hotel and casino services to be provided pursuant to the Agreement, all right, title and interest in and to such Composite Mark shall be owned by the Company. Upon termination of this Agreement, the Company shall (a) cease and desist from all use of such Composite Mark; (b) destroy all advertising, promotional and other materials bearing such Composite Mark; and (c) immediately withdraw or cancel any trademark applications or registrations with respect to the Composite Mark.
               (ii) Subject to Sections 1.B. and 1.E. above and only in the event that a mark consisting of the text “Aliante” and any other word, symbol or device (the “Derivative Mark”) arises in connection with the scope of goods or services to be provided pursuant to the Agreement, other than a Composite Mark, NVE shall be the sole owner of all right, title and interest in and to such Derivative Mark. The Company shall not challenge the ownership or validity of such Derivative Mark, or file any application for mark or copyright registration, or any other form of protection for such Derivative Mark.
     2. GOODWILL
          Any and all goodwill associated with, arising out of, or identified by the Marks shall inure directly and exclusively to the benefit of, and is the property of, NVE; provided, however, that to the extent that a Composite Mark arises, all goodwill inuring exclusively to the Composite Mark shall inure exclusively to the benefit of the Company; provided further, however, that upon cessation of any use of a Composite Mark pursuant to Section 1.F. above, any residual goodwill in and to any Mark that in any manner derived or emanated from the use or existence of the Composite Mark shall inure directly and exclusively to NVE.
     3. INDEMNIFICATION AND LIMITATION OF LIABILITY
          A. The Company (and any receiver, liquidator, or trustee of, or successor to, the Company) shall indemnify and hold harmless NVE and NVE’s respective officers, partners, shareholders. directors, managers, members and employees (each an “Indemnitee”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions and proceedings involving an Indemnitee. and all costs of investigation in connection therewith) (“Claims”) that may be imposed on, incurred by, or asserted against an Indemnitee to the extent relating to or arising out of, (i) the hotel and casino services; (ii) the Project; (iii) the Company’s negligent use or willful misuse of the Marks: or, (iv) breach by the Company of its representations or covenants under this Agreement.

          B. Subject to Section 3.A. above, NVE shall indemnify and hold harmless the Company, Holding (and its members, other than GC), and their officers, Managers and employees (each an “Indemnitee”), from and against any and all claims that may be imposed on, incurred by, or asserted against an Indemnitee relating to or arising out of any (i) infringement by the Company or NVE of third parties’ rights (including, without limitation, any federal or state copyright, patent, trademark, or other proprietary rights) as a result of this Agreement or the Company’s or NVE’s use of the Marks, (ii) breach of agreement by NVE with third parties, or (iii) breach by NVE of any representation or covenant under this Agreement; provided, however, with respect to clause (i) hereof, NVE’s indemnity of the Company shall not include the Company’s infringement of third-party rights as a result of the Company’s use of the Marks in breach of this Agreement.
          C. The indemnifying party pursuant to Sections 3.A or 3.B shall pay expenses as they are incurred by an Indemnitee in connection with any action, claim or proceeding that such Indemnitee asserts in good faith to be subject to the indemnification obligations set forth herein. upon receipt of an undertaking from such Indemnitee to repay all amounts so paid by the indemnifying party to the extent that it is finally determined that the Indemnitee is not entitled to be indemnified therefor under the terms hereof.
          D. In no event shall NVE or the Company be liable for consequential, punitive or special damages for any breach of this Agreement, and any liability of any such Party for any breach of this Agreement shall be limited to actual damages suffered by the Party as a result of such breach.
     4. COVENANTS
          A. The Company represents, covenants and agrees that, except as otherwise expressly provided for herein, it:
               (i) shall not use or seek to register the Marks or any confusingly similar trademark, service mark, trade dress, Internet domain name or similar electronic designation of address, or any products or services closely related thereto, except as expressly provided for herein;
               (ii) shall not challenge or contest the ownership or validity of, or knowingly facilitate the violation, infringement or dilution by others of the Marks, the Derivative Marks or the Composite Marks, as used in connection with the terms and conditions of this Agreement;
               (iii) shall not use or seek to register, or permit any Affiliate of the Company to use or seek to register, any trade name incorporating the text “Aliante” other than the trade name “Aliante Gaming, LLC;”
               (iv) [Reserved];
               (v) shall not object to any use by GC or NVE of the Marks, whether or not related to the gaming industry; and

               (vi) shall obtain all applicable permits and licenses in connection with its obligations under this Agreement, except for those required to be maintained by NVE, or where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement.
GC shall provide to NVE upon request (l) a full, complete and accurate copy of the definitive Operating Agreement and (2) copies of all amendments, modifications and changes to the Operating Agreement promptly following the effectiveness thereof.
          B. NVE represents, covenants and agrees that, except as otherwise expressly provided for herein:
               (i) the Marks are registered or the subject of applications as set forth in Exhibit A; and it will arrange to make all filings deemed reasonably necessary by it to maintain the registered or applied for status of the Marks;
               (ii) to NVE’s actual knowledge after no investigation, the Marks do not materially infringe on any trademark of third parties;
               (iii) it has the corporate authority to execute this Agreement, and it has no notice of a material basis to doubt the legal right to grant the license set forth herein;
               (iv) neither NVE, nor to the actual knowledge of NVE after no investigation any third party, is in material breach of any agreement related to the Marks that would have a material adverse effect on the Company or the ability of the Company to use the Marks; and
               (v) it shall take commercially reasonable steps to address infringement by third parties of the Marks which would have a material adverse effect on the Company’s ability to fully exploit the Marks.
     5. NOTICES AND SUBMISSION OF SPECIMENS
          All notices and submissions which the Parties are obligated to make under this Agreement shall be to the following:
(a)  As to NVE:
North Valley Enterprises, LLC
901 North Green Valley Parkway, Suite 210
Henderson, NV 89074
Phone: (702) 990-2160
Facsimile: (702) 990-9860
Attn: Robert W. Solomon, Esq.
With a copy to:
Perkins Coie, LLP

1899 Wynkoop St., Suite 700
Denver, CO 80202
Phone: (303) 291-2321
Facsimile: (303) 291-2400
Attn: John L. Ruppert, Esq.
(b)   As to the Company:
Aliante Gaming, LLC
c/o Aliante Station, LLC
2411 West Sahara Avenue
Las Vegas, Nevada 89102
Phone: (702) 221-6606
Facsimile: (702) 221-6613
Attn: Richard J. Haskins, Esq.
(c)   As to Station (or any Station Affiliate):
Aliante Station, LLC
c/o Station Casinos, Inc.
2411 West Sahara Avenue
Las Vegas, Nevada 89102
Phone: (702) 221-6606
Facsimile: (702) 221-6613
Attn: Richard J. Haskins, Esq.
With a copy to:
Milbank,Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Phone: (213) 892-4333
Facsimile: (213) 629-5063
Attn: Kenneth J. Baronsky, Esq.
          All notices, requests, consents and other formal communication between the Parties that are required or permitted under this Agreement (“Notices”) shall be in writing and shall be sent to the address for the respective addressee provided above (each a “Notice Address”). Notices shall be (a) delivered personally with a written receipt of delivery, (b) sent by a recognized overnight courier requiring a written acknowledgment of receipt or providing a certification of delivery or attempted deliver (e.g., Federal Express, Airborne, UPS), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) transmitted by facsimile machine provided that the facsimile transmission is received between 8:00 a.m. and 5:00 p.m. (as determined by the time zone of the addressee), Monday through Friday but excluding holidays on which the primary office of the addressee is closed, and provided, further, that a duplicate copy of the Notice is delivered to the respective Notice Address on the first regular business day following the date of facsimile transmission. Notices shall be deemed delivered when actually received by the addressee at the respective Notice Address; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this Section 5, then the first attempted delivery shall be deemed to constitute delivery.
     A Party shall be entitled to change its Notice Address from time to time, and to add up to two (2) additional notice addressees, by delivering to the other Party notice thereof in the manner herein provided for the delivery of Notices.
     6. TRANSFER
          The Company shall not sublicense or assign this Agreement, or any rights hereunder, without the prior written consent of NVE; provided, however, in the event Station (or an Affiliate thereof) forms a new entity (including with additional members, partners or shareholders) to carry on the Project if GC is no longer a member of Holding, this Agreement may be assigned to such new entity without GC’s or NVE’s consent.
     7. THIRD PARTY BENEFICIARY
          GC (or an Affiliate thereof) shall be an express third party beneficiary of this Agreement. So long as Station (or an Affiliate thereof) is a member of Holding or if Station (or an Affiliate thereof) forms a new entity (including with additional members, partners or shareholders) to carry on the Project if GC is no longer a member of Holding, Station, its Affiliates and such new entity shall be an express third party beneficiary of this Agreement. Notwithstanding the preceding sentence, Parent shall be an express third party beneficiary of this Agreement with respect to Section 1.F hereof.
     8. MISCELLANEOUS
          A. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, transferees and assigns.
          B. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
          C. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
          D. Each Party agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

          E. The laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties.
          F. This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
          G. This Agreement may be amended or modified only with the prior written consent of the Parties and, to the extent such amendment or modification would adversely affect the third party beneficiary rights of Station, its Affiliates or any new entity referenced in Section 7 hereof, with the prior written consent of Station.
[The remainder of this page is left blank intentionally.]

          IN WITNESS WHEREOF, the Parties have fully executed, sealed and delivered this Agreement as of the day and year first written above.

NORTH VALLEY ENTERPRISES, LLC
By:	Starnorth Partner, LLC,
a Nevada limited liability company Its Manager

By:	American Nevada Company, LLC, a Nevada limited liability company, Its Manager

By:	[ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

ALIANTE GAMING, LLC
By:	Aliante Station, LLC., its Manager

By:	Station Casinos, Inc., its Manager

By:	[ILLEGIBLE]
Richard J.Haskins
Secretary

Consented and Agreed to: ALIANTE STATION, LLC
By:	Station Casinos, Inc., its Manager

By:	[ILLEGIBLE]
Richard J. Haskins
Secretary

Exhibit A
U.S.REGISTERED OR APPLIED FOR MARKS

Mark	Serial No.
ALIANTE	76/439913
ALIANTE	76/439912
ALIANTE	76/439901
ALIANTE	76/439949
ALIANTE	76/439948
ALIANTE	76/439947
ALIANTE	76/439946
ALIANTE	76/439945
ALIANTE	76/439944
ALIANTE	76/439943
ALIANTE	76/439942
ALIANTE	76/439941
ALIANTE	76/439940
ALIANTE	76/439939
ALIANTE & Design	76/439783
ALIANTE & Design	76/439903
ALIANTE & Design	76/439902
ALIANTE & Design	76/439924
ALIANTE & Design	76/439922
ALIANTE & Design	76/439923
ALIANTE & Design	76/439921
ALIANTE & Design	76/439920
ALIANTE & Design	76/439919
ALIANTE & Design	76/439918
ALIANTE & Design	76/439917
ALLANTE & Design	76/439916
ALIANTE & Design	76/439915
ALIANTE & Design	76/439914
Design	76/439768
Design	76/439767
Design	76/439929
Design	76/439928
Design	76/439927
Design	76/439926
Design	76/439925
Design	76/439900
Design	76/439782
Design	76/439784

Exhibit B
LEGAL DESCRIPTION OF THE PROJECT
All of Parcel Thirty-Four (34), as shown on the Final Map of Aliante North, recorded in Book 110 of Plats, Page 72, in the Office of the County Recorder of Clark County, Nevada.

Attachment I
SECTION 3.8 OF THE AGREEMENT
1. Section 3.8 of the Agreement:
“3.8 Conflicts of Interest: Right to Participate.
     (a) Until the fifth (5th) anniversary of the date of the Opening (the “Restricted Period”), (i) none of the Fertitta Persons, whether alone or with other Persons, shall, directly or indirectly, own, develop, manage or operate all or any portion of any hotel and/or casino (other than an Exempt Property) within the Restricted Area and (ii) none of the Greenspun Persons. whether alone or with other Persons, shall, directly or indirectly, own, develop, manage or operate all or any portion of any hotel and/or casino (other than an Exempt Property) within the Restricted Area (either of the foregoing (i) or (ii) being referred to herein as a “Restricted Activity”) (the restrictions set forth in this Section 3.8(a) are referred to herein as the “Section 3.8(a) Restrictions”); Provided, however, that:
     (A) the Section 3.8(a) Restrictions shall not apply to the Losee Property;
     (B) the Section 3.8(a) Restrictions shall not apply to any New Property (as defined in and) subject to the Holding Operating Agreement; and
     (C) the Section 3.8(a) Restrictions shall not prohibit the Greenspun Persons from collectively and in the aggregate owning less than five percent (5%) of the publicly traded Voting Stock of a company involved in a Restricted Activity, or prohibit Parent, and the Fertitta Persons from collectively and in the aggregate owning less than five percent (5%) of the publicly traded Voting Stock of a company involved in a Restricted Activity, in both cases only so long as such investment is passive and without any ability or intent to exercise influence or control over the management or direction of the entity in which the Voting Stock is owned.
     (b) Subject to the Section 3.8(a) Restrictions, during the Restricted Period, a Fertitta Person, alone or with other Fertittta Persons and/or with other Persons, or a Greenspun Person, alone or with other Greenspun Persons and/or with other Persons, may acquire an interest, directly or indirectly, in whole or in part, in real property located entirely or partially within the Restricted Area, only if such Fertitta Person(s) or Greenspun Person(s), as the case may be, comply(ies) with each and all of the requirements with respect thereto set forth in the Holding Operating Agreement.
     (c) Subject to Sections 3.8(a) and 3.8(b) and any restrictions or conditions set forth in the Holding Operating Agreement, each Fertitta Person and each Greenspun Person shall be entitled to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company or to Holding. Any transactions or agreements (other than transactions or agreements expressly contemplated by this Agreement, including reimbursement of Shared Expenses, as long as such transactions are otherwise in compliance with this Agreement) between the Fertitta Persons and the Greenspun Persons (on the one hand) and the Company (on the other) (any such transaction referred to herein as an “Affiliate Transaction”) shall be disclosed to the EC Members and members of Holding in advance and shall be on commercially reasonable, arms-length terms that are no less favorable to the Company or Holding than could be obtained from an independent third party. No transaction with the Company shall be voidable solely because a Fertitta Person or a Greenspun Person has a direct or indirect interest in the transaction if either (i) the transaction is fair to the Company or (ii) the disinterested Manager or the disinterested EC Member, in either case knowing the material facts of the transaction and the Fertitta Person’s or Greenspun Person’s interest, authorize, approve or ratify the transaction. Notwithstanding the foregoing, any loans to the Company by a Fertitta Person, a Greenspun Person or one or more of their Affiliates shall require the approval of the Executive Committee pursuant to the terms of this Agreement.
     (d) The Parties acknowledge that an Affiliate of GC shall be the “declarant” under the declaration of covenants, conditions and restrictions affecting the Resort Property, and that the “declarant” may take actions that are inconsistent with this Agreement, or not in the best interest of the Company, and Holding and GC shall not be in breach hereof by reason of such actions and “declarant” shall not have any duty under this Agreement to Station, Parent, Holding or the Company; provided, however, that nothing in this Section 3.8(d) shall permit such Affiliate “declarant” to engage in a Restricted Activity.
     (e) The Section 3.8(a) Restrictions shall survive the withdrawal, expulsion or other termination of GC or Station as a member of Holding, through the earlier to occur of the date that is five (5) years after the date of the Opening or three (3) years after the withdrawal, expulsion, buyout or termination of GC or Station as a member of Holding. The rights afforded the parties in Section 3.8 (b) hereto and the applicable provisions of the Holding Operating Agreement shall not apply to any real property acquired by a Fertitta Person or a Greenspun Person after the date of withdrawal, expulsion, buy-out or other termination of GC or Station as a member of Holding; provided, that any such real property shall remain subject to the Section 3.8(a) Restrictions as provided in the preceding sentence”.
2. Defined terms:
     “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person (excluding employees of a Person, other than executive officers and board members of such Person), (ii) any Person who is an officer or director of any Person described in Clause (i) of this definition, (iii) With respect to GC, any Greenspun Family Member, and with respect to either Parent or Station, any Fertitta Family Member, or (iv) any family member of any Person described in Clause (iii) of this definition. For purposes of this definition, the term “family member” shall be deemed to be the spouses and lineal descendants of the Persons described in Clause (iii) of this definition.
     “Agreement” means the Amended and Restated Operating Agreement of Aliante Gaming LLC, as amended.
     “Exempt Affiliate” means a Person who is not a Fertitta Family Member, but who is an Affiliate solely because such Person is an investor in Parent or an investor in a successor to

Parent by merger, consolidation, acquisition or similar manner, for a bona fide business purpose other than to evade the prohibition set forth in Section 3.8(a).
     “EC Member” means a member of the Executive Committee.
     “Executive Committee” means the executive committee created under the Agreement.
     “Fertitta Family Members” means Frank J. Fertitta III and Lorenzo J. Fertitta, and such Persons’ spouses and lineal descendants or trusts for the benefit of such Persons or their spouses or lineal descendants.
     “Fertitta Person” means each of the Manager, Station, Parent, the Fertitta Family Members or any Affiliate of the foregoing (excluding any Exempt Affiliate).
     “Greenspun Family Member” means any of the following people: Susan Fine, Daniel Greenspun, Jane Greenspun Gayle, Brian Greenspun, and Phillip Peckman, and each of such Persons’ spouses and lineal descendants or trusts for the benefit of any such Persons or their spouses and lineal descendants.
     “Greenspun Person” means each of GC, the Greenspun Family Members or any Affiliate of the foregoing (excluding any Exempt Affiliate).
     “Holding” means Aliante Holding LLC, a Nevada limited liability company.
     “Holding Operating Agreement” means the Operating Agreement of Aliante Holding, LLC, as amended.
     “Losee Property” means the real property owned by Losee Elkhorn Properties, LLC. a Nevada limited liability company. The Losee Property is legally described on Exhibit E to the Agreement.
     “Manager” means the manager of the Company as appointed pursuant to the Agreement.
     “New Property” means an interest, directly or indirectly, in whole or in part, in real property (or a direct or indirect interest in an entity that owns or acquires an interest, directly or indirectly, in whole or in part, in real property) located in whole or in part within the Restricted Area other than an Exempt Property acquired or to be acquired by a Fertitta Person or a Greenspun Person during the Restricted Period.
     “Parent”means Station Casinos, Inc.
     “Person” means any individual, corporation, limited liability company, partnership, trust or other entity.
     “Restricted Area” means the property area set forth on Exhibit G to the Agreement
     “Shared Expenses” means Parent’s, the Manager’s or their respective Subsidiaries’ (as the case may be) allocated out-of-pocket costs (not including any mark-up or other profit margin) for shared employees and for shared services related to the Project as approved by the Executive Committee.
     “Subsidiary” means, with respect to any Person, any other Person at least fifty percent (50%) of the economic or voting interest of which is owned by such Person.
     “Voting Stock” means all issued and outstanding shares of a Person’s stock of any type, or class or any other security issued by such Person, entitling the holder of such stock or other security to vote for any member of such Person’s board of directors or otherwise with respect to the control and affairs of such Person.